Exhibit 99.1

RumbleOn Appoints Peter Levy, the Company’s Chief Operating Officer, to its Board of Directors

DALLAS - RumbleOn, Inc. (NASDAQ: RMBL), the e-commerce company using innovative technology to simplify how dealers and consumers buy, sell, trade or finance pre-owned vehicles, today announced Peter Levy, the Company’s Chief Operating Officer has been appointed to its Board of Directors, effective June 17, 2021.

Levy has a 25 year distinguished career in both building and consulting technology companies. He is a seasoned sales and marketing leader and has demonstrated his ability to successfully foster relationships with senior executives for I.T. Operations, Finance, Sales and company building opportunities across a broad scope of industries.

“Peter has been instrumental to the evolution of RumbleOn and we are thrilled to welcome Peter to our Board of Directors,” said Marshall Chesrown, RumbleOn’s Chairman and Chief Executive Officer. “Not only is he passionate about the powersports industry, but he has a deep understanding of our business and is highly respected by colleagues across both our organization and RideNow’s. He has worked alongside Steve, me and our entire executive team since 2017 and is a natural fit to join our Board as we enter the next stage of growth.”

Peter Levy, RumbleOn’s Chief Operating Officer commented, “I am honored to be appointed to RumbleOn’s Board of Directors. I look forward to working closely with Marshall and the entire Board, as we continue to execute on RumbleOn’s vision to become the only omnichannel powersports platform in North America and transform the powersports industry.”

Levy joined RumbleOn as Chief Operating Officer in August of 2017 and has been responsible for building strong relationships with OEMs, dealers, auctions and finance partners, while leading multiple internal teams. He spearheaded the architecture of RumbleOn’s Dealer Direct platform as well as RumbleOn’s pilot program with Cargurus. As Vice President of Sales and Director of Business Development for Integrated Auction Solutions (previously AWG Remarketing Inc.), Levy played an integral role in the Company’s business development and M&A initiatives. He was also responsible for building the Company’s digital presence throughout the Independent Auction community’s 200 locations. In 1999, Levy founded Automotive Remarketing Services and co-developed the virtual auction processes that exist today. Previously, he served as regional manager of sales and acquisition for Autonation Retail Superstores. Levy earned a Bachelor of Science in Marketing and Finance from Indiana University in 1993.

About RumbleOn

Founded in 2017, RumbleOn (NASDAQ: RMBL) is an ecommerce company using innovative technology to aggregate and distribute pre-owned automotive and powersport vehicles to and from both consumers and dealers, 100% online. RumbleOn is disrupting the pre-owned vehicle supply chain by providing dealers with technology solutions such as virtual inventory, and a 24/7 distribution platform, and consumers with an efficient, timely and transparent transaction experience. Whether buying, selling, trading or financing a vehicle, RumbleOn enables dealers and consumers to transact without geographic boundaries in a transparent, fast and friction free experience. For more information, please visit http://www.rumbleon.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed under the heading "Forward-Looking Statements" and "Risk Factors" in the Company's SEC filings, as may be updated and amended from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:

The Blueshirt Group

Hilary Sumnicht

investors@rumbleon.com

Source: RumbleOn, Inc.